                                                                EXHIBIT 10.7
                              AGREEMENT OF SUBLEASE


                  THIS AGREEMENT OF SUBLEASE, dated as of October 1, 1999
(this "Agreement"), by and between InterWorld Corporation ("InterWorld" or "Sublandlord"), duly organized and existing under the laws of the State of Delaware, having its principal office at 395 Hudson Street, 6th Floor, New York, NY 10014, and UGO Networks, Inc. ("UGO" or "Subtenant"), duly organized and existing under the laws of the State of Delaware, having an existing principal office at 251 Park Avenue South, New York, NY 10010.

Capitalized terms used in the recitals to and within this Agreement and not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Lease Agreement between InterWorld and the New York City District Council of Carpenters Pension Fund dated January 12, 1997, as amended by the First Amendment to Lease dated July 1, 1999 (collectively the Overlease), and incorporated by reference herein:

                              W I T N E S S E T H:

                  WHEREAS, Sublandlord is the Tenant of certain square footage (the "Premises") at 395 Hudson Street in the Burrough of Manhattan, City, County and State of New York, (the "Building") Sublandlord wishes to sublease a portion of the Premises to Subtenant upon the terms and conditions herein after set forth.


                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                  1. Sublease.

                           (a) Sublandlord hereby subleases to Subtenant and
Subtenant hereby subleases from Sublandlord that portion of the 8th floor of the Premises shown on Schedule A hereof (the "Sublet Premises"), upon the terms hereinafter contained.

                           (b) Subtenant is hereby entitled to the rights of the
Sublandlord with respect to the Sublet Premises, as Tenant under the Overlease.

                           (c) Except as otherwise expressly provided herein or
to the extent inconsistent with the provisions hereof, all of the terms, covenants, conditions and provisions of the Overlease are hereby incorporated in, and made a part of, this Sublease with the same force and effect as if set forth herein in full; and such rights and obligations as are contained in the Overlease are hereby imposed upon the respective parties hereto, Sublandlord herein being substituted for the "Landlord" under the Overlease and Subtenant herein being substituted for the "Tenant" under the Overlease.

                           (d) For the purposes of this Sublease, the following
provisions of the Overlease are not incorporated as part of this Sublease:
Paragraphs 1.04, 1.08, 3.03 (specific
time periods, Structure-Tone as general contractor, etc.), 3.07, 3.08, 4.01(b), references to 1997 in 4.02, 4.07(c), 9.02(a) and (b), hook-up charge reference in second sentence of 15.01, 31, 40.01 , and 42.

                  2. Duration of Term. The Term of this Agreement (the "Sublease Term") shall commence on July 1, 1999, (the "Sublease Commencement Date") and shall expire on December 15, 2015 (the "Sublease Expiration Date"), or such earlier date as this Agreement may hereinafter provide.

                  3. Rental Provisions.

                           (a) Base Rent. Subtenant shall pay Base Rent to
Sublandlord, without demand or notice, as follows: Beginning on April 1, 2000 and on or before each month beginning thereafter, Subtenant shall pay to Sublandlord the Subtenant' proportionate share (as defined in Section 3.(b) below) of the annual basic lease payment as set forth on the attached Exhibit A in equal monthly installments. Subtenant covenants to pay to Sublandlord in equal monthly installments plus additional rent as provided herein. All basic lease payments and additional rent shall be paid to Sublandlord at its office shown above. The aforementioned date of commencement of rent is reflective of a Partial Rent Abatement period, as defined in First Amendment to Lease, dated July 1, 1999. Sublandlord shall duly pay each installment of basic and additional rent under the terms of the Overlease and will duly observe and perform every term and condition of the Overlease to the extent that such term and condition is not provided in this Sublease to be observed or performed by Sublandlord (and except to the extent that any failure so to pay or any failure in such observance or performance shall have resulted, directly or indirectly, from any default by Subtenant in its obligations to pay any amount of fixed annual rent or additional rent hereunder).

                           (b) For purposes of incorporation into this Sublease,
the Overlease is subject to modification so that Subtenant's proportionate share is 78.2%.

                           (c) Throughout the Sublease Term, Subtenant agrees to
pay Sublandlord, as additional rent, a sum equal to a proportionate share of all amounts, if any, that become due and payable from time to time by Sublandlord to Landlord on account of "Real Estate Taxes" and "Operating Expenses" pursuant to
Article 14 of the Overlease.

                           (d) Throughout the Sublease Term, Subtenant agrees to
pay to Sublandlord, as additional rent, a sum equal to Subtenants proportionate share of all amounts, if any, that become due and payable from time to time by Sublandlord to Landlord on account of any additional rents and charges payable by Sublandlord pursuant to the Overlease, in addition to the Subtenants proportionate share of amounts payable by Sublandlord pursuant to Article 15 of the Overlease ("HVAC")

                           (e) Subtenant shall be entitled to receive from
Sublandlord a proportionate share of all credits and rebates to which Sublandlord shall be entitled under the Overlease and which are attributable in whole or in part to any period of time on or after the date hereof.



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                           (f) The amounts payable by Subtenant, and credits and
rebates to which Subtenant shall be entitled hereunder shall be payable to Subtenant by Sublandlord, or credited or rebated to Subtenant, as the case may be, at the same time and manner as Sublandlord is required to pay such charges to Landlord or received such credits or rebates from Landlord under the provisions of the Overlease.

                  (4) Deposit. Subtenant assumes any and all obligation for its prorated amount of Additional Security under the terms and conditions contained in the First Amendment to the Original Lease Agreement.

                  (5) Utilities Payments. Subtenant assumes any and all obligation for its public utilities fees, monthly assessments, and/or its own privately contracted obligations for services. The basis for such fees shall be assessed based on the sub-metering available on the premise and therefore the responsibility of Subtenant.

                  (6) Work Credit. The "Work Credit", as defined in First Amendment to Lease, dated July 1, 1999, shall be shared by Sublandlord and Subtenant and calculated as the proportionate rate of space to be developed and used by each party, as contained in Exhibit A hereto. Subtenant shall pay all costs associated with work effort required for the space leased hereunder in excess of the Work Credit.

                  (7) Missed Payments. In the event that Subtenant fails to make or causes to be made any payments as required under the foregoing provisions of this Section after fifteen (15) days written notice, the item or installment not so paid shall continue as an obligation of the Subtenant until the amount not so paid has been paid in full, together with interest thereon from the date due at the applicable interest rate stated in this Agreement at three percent (3%) per annum over the Prime Rate. All rights shall be reserved by Sublandlord in the collection of any such fees or Missed Payments.

                  (8) Payments Payable Absolutely Net. The obligation of Subtenant to make payments provided for in this Agreement shall be absolutely net to Sublandlord without any abatement, recoupment, diminution, reduction, deduction, counterclaim, set-off or offset whatsoever, so that this Agreement shall yield, net, to Sublandlord, the payments provided for herein, and all costs, expenses and charges of any kind and nature relating to the Sublet Premises, arising or becoming due and payable during or after the term of this Agreement, shall be paid by Subtenant and Sublandlord shall be indemnified and held harmless by Subtenant for, and Subtenant shall hold the Sublandlord, its officers, directors, and employees, harmless from, any such costs, expenses and charges (including reasonable attorney's fees).




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
                  (9) Nature of Subtenant's Obligation Unconditional. Except as provided in the Overlease to the contrary Subtenant's obligations under this Agreement to pay rent and Additional Rent shall be absolute and, unconditional and irrespective of any defense or any rights of set-off, recoupment or counterclaim or deduction and without any rights of suspension, deferment, diminution or reduction it might otherwise have against Sublandlord or any other Person and the obligation of Subtenant shall arise whether or not Subtenant has completed its work described in the Work Credit Documents (as such term is defined in the Original Lease Agreement and First Amendment thereto between InterWorld and the Original landlord). Subtenant will not suspend or discontinue payment of any rent or Additional Rent due and payable hereunder or performance or observance of any covenant or agreement required on the part of Subtenant hereunder for any cause whatsoever, and Subtenant waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction in the Rental Payments hereunder.

                  (10) Assignment and Subletting. In addition to restrictions on assignment and subleasing contained in the Overlease and amended Lease Agreement, Subtenant may not assign its interest in this Agreement or sublease the space without the prior written approval of Sublandlord. Any attempt to assign or further sublet without such consent shall be null and void. Notwithstanding anything set forth in the Overlease or herein. Subtenant may, upon not less than fifteen (15) days' prior written notice to Landlord and Sublandlord, but without requiring the consent of either, assign the Sublet Premises to an entity which controls, is controlled by, or is under common control with Subtenant (herein referred to as "related entity")

                  (11) Early Termination. Either party may terminate this Agreement of Sublease under the following conditions:

                           (a) Specific to a certain square footage defined as
Space A on the attached Exhibit A for general purpose use by Subtenant ("Space A"), either party may notify the other of its intention to terminate the sublease for all of such Space A. Such written notice to the other party to be provided no later than one year prior to such Early Termination date and shall be effective no earlier than the third anniversary of this Agreement;

                           (b) Provided either party has exercised its option to
terminate this sublease as to Space A, either party may notify the other party of its intention to terminate the sublease for all of Space B such written notice to the other party to be provided no later than one year prior to such Early Termination date and shall be effective no earlier than the fifth anniversary of this Agreement;

                           (c) Sublandlord refunds' subject to release of space
in rentable condition, the applicable portion of the prorated Deposit under
Section 3C, subject to and proportionate to any staged release from lease hereof;

                           (d) Sublandlord undertakes to pay Subtenant the
differential between the base and additional charge per rentable square foot between Subtenant's new space and the square footage in Exhibit A for a period of six months; and



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
                           (e) Sublandlord releases tenant of any and all
obligations pursuant to this Agreement subsequent to such Early Termination date, with the exception of any outstanding and due fees or rents owed, whether to Sublandlord or any other third party, and deposit obligations.

                           (f) Sublandlord shall acquire from Subtenant the
unamortized leasehold improvements made to Premises. Amortization shall be calculated based on a seven (7) year estimated useful life (straight line monthly).

                  12. Insurance. In addition to any insurance requirements assumed by the Subtenant under the Overlease, Subtenant shall comply with the following:

                           (a) Subtenant shall carry commercial public liability
insurance in respect of the Sublet Premises and the conduct of its operations therein, with InterWorld Corporation named as additional insured in a minimum amount of $1,000,000 per occurrence. The insurance may be effected under overall blanket or excess coverage policies of Subtenant or any affiliates thereof, so long as at least $2,000,000 is effected by a comprehensive liability insurance policy.

                           (b) All insurance carried by Subtenant in connection
with the Building shall name InterWorld Corporation as an additional insured party.

                           (c) Subtenant shall send copies to Sublandlord of all
proofs of loss filed by Subtenant, and take all other steps necessary or reasonably requested by Sublandlord to collect from insurers for any loss covered by any insurance required to be obtained under this Section or under the Original Lease Agreement or as Amended, and at the request of Sublandlord shall cause any Subtenant personnel, contractor or other insuring party to take similar action with respect to such party's insurance. Subtenant shall not do any act, or permit any act to be done, whereby any insurance required by this Section would or might be suspended or impaired.

                           (d) Sublandlord and Subtenant each agrees to have
included in their respective insurance policies insuring the Sublet Premises a waiver of the insurer's right of subrogation against the other and its officers directors, employees, and agents.

                  13. No Additional Waiver Implied by One Waiver. In the event any covenant or agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver shall be binding unless it is in writing and signed by the party making such waiver. No course of dealing between the Sublandlord and Subtenant or any delay or omission on the part of Sublandlord in exercising any rights hereunder or under any Work Credit Document shall operate as a waiver.




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
                  14. Effect of Discontinuance of Proceedings. In case any proceeding taken by Sublandlord under this Agreement on account of any Event of Default hereunder or thereunder shall have been discontinued or abandoned for any reason or shall have been determined adversely to Sublandlord, then, and in every such case, Sublandlord shall be restored to its former position and rights hereunder and thereunder, and all rights, remedies, powers and duties of Sublandlord shall continue as in effect prior to the commencement of such proceedings.

                  15. Anything in this Sublease to the contrary notwithstanding, any failure of Subtenant to comply with the provisions of this Sublease, other than a failure to pay rent or other sums payable to Sublandlord hereunder, shall not constitute a default under this Sublease, if Landlord shall consent in writing to such non-compliance.

                  16. Sublandlord agrees that it will not make any modification of the Overlease without Subtenant's prior written consent, where such modification would result in an increase of any obligations or liability or diminish the rights of Sublandlord thereunder and, correspondingly, result in an increase of any obligations or liability, or diminish the rights, of Subtenant hereunder.

                  17. Sublandlord and Subtenant covenant, warrant and represent to the other that there were no brokers or finders instrumental in consummating this Sublease and that no conversations or negotiations were had by Sublandlord or Subtenant with any broker concerning the renting of the Sublet Premises to the Subtenant. Subtenant and Sublandlord each agree to indemnify and hold the other harmless from and against (a) any and all claims for brokerage commissions or fees by any person or company which is based in whole or part on any dealings or communications by Subtenant or Sublandlord with such person or company, and
(b) all expenses, including reasonable attorneys' fees and court arising out of any such claims. The Provision of this paragraph shall survive the expiration or termination of this Sublease.

                  18. No property or assets of any, member, officer, or director of Subtenant, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Sublandlord's remedies and said parties shall have no personal liability, under or with respect to this Sublease, the relationship of Sublandlord and Subtenant hereunder, or Subtenant's use or occupancy of the Sublet Premises. Notwithstanding anything contained in this Sublease to the contrary, Sublandlord shall look solely to the estate and interest of the Subtenant in this Sublease for this satisfaction of any right of Sublandlord, for the collection of any judgment or other judicial process or arbitration award requiring the payment of money by Sublease in the event of any default or breach by Sublease under the Sublease.

                  19. So long as this Sublease is in full force and effect, Subtenant shall Peaceably and quietly have, hold and enjoy the Sublet Premises subject, nevertheless, to the obligations of this Sublease and the Overlease, and to superior leases and superior mortgages, if any.




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
                  20. All references herein to InterWorld Corporation shall also mean Sublandlord, and all references to Sublandlord shall also mean InterWorld Corporation. All references herein to UGO Networks, Inc. shall also mean Subtenant, and all references to Subtenant shall also mean UGO Networks, Inc.

                  21. Agreement to Pay Attorneys' Fees and Expenses. In the event Subtenant should default under any of the provisions of this Agreement beyond applicable grace periods after notice in accordance with Section 25.02 of the Overlease and Sublandlord should employ attorneys or incur other expenses for the collection of the rent or additional rent payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of Subtenant herein contained, Subtenant agrees that it will within (10) days of request therefor pay to Sublandlord the reasonable fees and disbursements of such attorneys and such other expenses so incurred.

                  22. Notices. Notices to Sublandlord and Subtenant shall be valid only if sent by certified mail, return receipt requested, or by overnight courier which provides a receipt for delivery, to the parties address on page 1 Either party may, by notice as aforesaid, designate a different address or address for notices, statements, demand or other communications intended for it.

                  23. Survival: Any obligation of Subtenant to make payments to, for, or on behalf of Sublandlord including, but not limited to, rent, Additional Rent and the other payments provided in Section 3 shall survive the termination of this Agreement.

                  24. Definitions: As used in this Agreement, the following terms have the following meaning:

                           (a) "Any"; means "any and all".

                           (b) "Including": means "including but not limited
to".

                           (c) "Work Credit": means the definition contained in
the Original Lease Agreement and First Amendment thereto to include the design, construction, reconstruction and rehabilitation, improvement, renovation and installation of necessary improvement to the space. The Work Credit shall be prorated by Sublandlord and receipts shall be submitted only to Sublandlord for reimbursement thereof.

                  25. Sublandlord- This agreement may not be changed orally. This agreement is binding on Sublandlord, Subtenant, their successors and assigns.




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
                  IN WITNESS WHEREOF, each party has executed this agreement.

INTERWORLD CORPORATION:                      UGO NETWORKS, INC.:



By:    __________________________            By:    ____________________________

Name:  __________________________            Name:  ____________________________

Title: __________________________            Title: ____________________________

Date:  __________________________            Date:  ____________________________

                                    EXHIBIT A

                         ADDITIONAL PREMISES FIXED RENT

         PERIOD                                                                               BASE RENT
                                                                                          (BEFORE PRORATION)


Period Commencement Date                           Period End Date                           (in dollars
------------------------                           ---------------                            per annum)
Additional Premises Commencement      The day prior to the first anniversary of the           1,517,280
Date                                  Additional Premises Commencement Date

First anniversary of the Additional   The day prior to the second anniversary of the          1,562,798
Premises Commencement Date            Additional Premises Commencement Date

Second anniversary of the             The day prior to the third anniversary of the           1,608,317
Additional Premises Commencement      Additional Premises Commencement Date
Date

Third anniversary of the Additional   The day prior to the fourth anniversary of the          1,653,835
Premises Commencement Date            Additional Premises Commencement Date

Fourth anniversary of the             The day prior to the fifth anniversary of the           1,699,354
Additional Premises Commencement      Additional Premises Commencement Date
Date

Fifth anniversary of the Additional   The day prior to the sixth anniversary of the           1,846,024
Premises Commencement Date            Additional Premises Commencement Date

Sixth anniversary of the Additional   The day prior to the seventh anniversary of the         1,894,577
Premises Commencement Date            Additional Premises Commencement Date

Seventh anniversary of the            The day prior to the eighth anniversary of the          1,943,130
Additional Premises Commencement      Additional Premises Commencement Date
Date

Eighth anniversary of the             The day prior to the ninth anniversary of the           1,991,683
Additional Premises Commencement      Additional Premises Commencement Date
Date

Ninth anniversary of the Additional   The day prior to the tenth anniversary of the           2,040,236
Premises Commencement Date            Additional Premises Commencement Date

Tenth anniversary of the Additional   The day prior to the eleventh anniversary of the        2,240,517
Premises Commencement Date            Additional Premises Commencement Date

Eleventh anniversary of the           The day prior to the twelfth anniversary of the         2,293,622
Additional Premises Commencement      Additional Premises Commencement Date
Date

Twelfth anniversary of the            The day prior to the thirteenth anniversary of the      2,346,726
Additional Premises Commencement      Additional Premises Commencement Date
Date

Thirteenth anniversary of the         The day prior to the fourteenth anniversary of the      2,399,831
Additional Premises Commencement      Additional Premises Commencement Date
Date

Fourteenth anniversary of the         The day prior to the fifteenth anniversary of the       2,452,936
Additional Premises Commencement      Additional Premises Commencement Date
Date

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

Fifteenth anniversary of the          Expiration Date                                         1,253,020*
Additional Premises Commencement
Date



1. Total Space on 8th Floor of 395 Hudson St, New York, NY 10014, leased to InterWorld:

         53,492 rentable square feet

2.       SUBTENANT Allocation of total of 8th Floor:

         Space A: approximately 25,057 rentable square feet

                  approximately 46.8% of total rentable square feet leased to
                    InterWorld

         Space B: approximately 16,806 rentable square feet

                  approximately 31.4% of total rentable square feet leased to
                    InterWorld




--------

         * The Additional Premises Fixed Rent for this period is for a six (6) month period prior to the Expiration Date; if the period prior to the Expiration Date is less than or greater than six (6) months, the Additional Premises Fixed Rent for this period shall be appropriately prorated.



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